As filed with the Securities and Exchange Commission on August 13, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
38-1747023
(IRS Employer Identification No.)
2800 Executive Way
Miramar, Florida 33025
(Address of Principal Executive Offices) (Zip Code)

Spirit Airlines, Inc. 2015 Incentive Award Plan
 (Full title of the plan)

Thomas C.  Canfield
Senior Vice President, General Counsel and Secretary
Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025
(Name and address of agent for service)
(954) 447-7920
(Telephone number, including area code, of agent for service)

Copies to:
Raphael M.  Russo
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value (Previously Registered)	3,113,878 (1)	N/A	N/A	N/A (2)

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers 3,113,878 shares of common stock (the “Carried Forward Shares”) that were previously registered under the registration statement on Form S-8 (File No. 333-174812), filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2011 (the “Prior Registration Statement”), for offer or sale under Spirit Airlines, Inc’s (the “Registrant”) 2011 Equity Incentive Award Plan (the “Prior Plan”) and which may be offered or sold under the Registrant’s 2015 Incentive Award Plan (the “Plan”).  The Carried Forward Shares consist of (i) 2,423,276 shares of common stock remaining available for issuance under the Prior Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of August 12, 2015, and (ii) 690,602 shares of common stock allocable to outstanding stock options or other awards under the Prior Plan as of August 12, 2015, to the extent that on or after August 12, 2015 such stock options or other awards expire, are forfeited or otherwise terminate without shares of common stock being issued.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Plan and the Prior Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)
Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (July 1997), the registration fee previously paid with respect to the Carried Forward Shares is being carried forward to the registration of shares hereunder.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
On December 16, 2014, the Registrant’s Board of Directors adopted, subject to shareholder approval, the Plan.  On June 16, 2015, the Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders.  The Registrant desires to have the shares of common stock registered hereunder and issuable pursuant to the Plan to include those shares of common stock described below whose offer and sale were registered under the Prior Registration Statement.  The shares carried over from the Prior Registration Statement are no longer available for the grant of new awards under the Prior Plan.  This Registration Statement registers 3,113,878 shares of common stock that were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the Plan (the “Carried Forward Shares”).  The Carried Forward Shares consist of (i) 2,423,276 shares of common stock remaining available for issuance under the Prior Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of August 12, 2015, and (ii) 690,602 shares of common stock allocable to outstanding stock options or other awards under the Prior Plan as of August 12, 2015, to the extent that on or after August 12, 2015 such stock options or other awards expire, are forfeited or otherwise terminate without shares of common stock being issued.
Concurrent with this Registration Statement, the Registrant is filing Post-Effective Amendment No. 1 to the Prior Registration Statement to deregister the shares of common stock previously registered for offer and sale under the Prior Plan and remaining available for future issuance under the Prior Plan. The Registrant hereby carries forward and reallocates the Carried Forward Shares from the Prior Registration Statement to this Registration Statement when such shares become available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information.  The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K filed for the period ended December 31, 2014 (filed February 18, 2015), including portions of the Registrant’s definitive proxy statement with respect to the Registrant’s 2015 annual meeting of shareholders held on June 16, 2015, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K;
(b)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015 (filed April 29, 2015) and June 30, 2015 (filed July 24, 2015);
(c)	The Registrant’s current reports on Form 8-K filed on June 19, 2015, August 3, 2015 and August 11, 2015; and
(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35186), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 23, 2011, including any amendments or reports filed for the purpose of updating such description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of the Registrant, has given an opinion on the validity of the securities being registered. Mr. Canfield beneficially owns, or has the right to acquire under the Registrant’s employee benefits plans, an aggregate of less than 1% of the Registrant’s common stock.

Item 6.  Indemnification of Directors and Officers.
The Registrant is a Delaware corporation.  Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
As permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation includes provisions that limit the personal liability of its directors for monetary damages and that provides for the indemnification of its directors, officers, employees and other agents to the fullest extent permitted under the DGCL.
In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:
—	the Registrant is obligated to indemnify its directors and officers to the fullest extent permitted by the DGCL;
—	the Registrant is further obligated to advance expenses incurred by its directors and officers in advance of the final disposition of any action or proceeding;
—	the Registrant may indemnify its employees and other agents to the fullest extent permitted by the DGCL; and
—	the Registrant may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of the DGCL.
The Registrant has entered into separate indemnification agreements with its directors, officers and certain employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL.  The Registrant intends to enter into indemnification agreements with new directors, officers and other employees in the future as determined by its board of directors.
The indemnification provisions of the indemnification agreements entered into, or to be entered into, between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant’s directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 7.  Exemption From Registration Claimed.
Not applicable.

Item 8.  Exhibits.
Exhibit No.	Description of Exhibit

5.1	Opinion of Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc.

10.1	Spirit Airlines, Inc. 2015 Incentive Award Plan.

23.1	Consent of Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc. (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).

Item 9.  Undertakings.
a.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on this 13th day of August, 2015.
SPIRIT AIRLINES, INC.

By:	/s/ Thomas C. Canfield
	Name:	Thomas C. Canfield
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints B.  Ben Baldanza, Edward M. Christie, III and Thomas C. Canfield, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ B. Ben Baldanza	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2015
B. Ben Baldanza

/s/ Edward M. Christie, III	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2015
Edward M. Christie, III

/s/ H. McIntyre Gardner	Director (Chairman of the Board)	August 13, 2015
H. McIntyre Gardner

/s/ Carlton D. Donaway	Director	August 13, 2015
Carlton D. Donaway
/s/ David G. Elkins	Director	August 13, 2015
David G. Elkins

/s/ Robert L. Fornaro	Director	August 13, 2015
Robert L. Fornaro

/s/ Robert D. Johnson	Director	August 13, 2015
Robert D. Johnson

/s/ Barclay G. Jones III	Director	August 13, 2015
Barclay G. Jones III

/s/ Horacio Scapparone	Director	August 13, 2015
Horacio Scapparone

/s/ Dawn M. Zier	Director	August 13, 2015
Dawn M. Zier

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc.

10.1	Spirit Airlines, Inc. 2015 Incentive Award Plan.

23.1	Consent of Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc. (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).